EXHIBIT 7







Amended and Restated
1992 Long-Term Incentive Plan

Central and South West Corporation

January 22, 1997



























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Contents
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                                                                     Page

Article 1. Purpose                                                    1

Article 2. Definitions                                                1

Article 3. Administration                                             3

Article 4. Term of Plan/Common Stock Subject to Plan                  4

Article 5. Eligibility                                                5

Article 6. Stock Options                                              5

Article 7. Stock Appreciation Rights                                  7

Article 8. Restricted Awards                                          8

Article 9. Performance Units                                         10

Article 10. Deferral Elections                                       12

Article 11. Dividend Equivalents                                     12

Article 12. Termination of Employment                                12

Article 13. Nontransferability of Awards                             14

Article 14. Changes in Capitalization and Other Matters              14

Article 15. Change in Control                                        15

Article 16. Amendments, Suspension, and Termination                  18

Article 17. Miscellaneous                                            19


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Central and South West Corporation
Amended and Restated 1992 Long-Term Incentive
Plan

Article 1. Purpose
     The purpose of the Amended and Restated 1992 Long-Term Incentive Plan (the "Plan") is to further and promote the interests of Central and South West Corporation (the "Company"), its Subsidiaries, and its shareholders by enabling the Company to attract, retain, and motivate key employees and to align the interests of such key employees and the Company's shareholders. To do this, the Plan offers performance-based stock and cash incentives and other equity-based incentive awards and opportunities to provide such key employees with a proprietary interest in maximizing the growth, profitability, and overall success of the Company.

Article 2. Definitions
     For purposes of the Plan, the following terms shall have the meanings set forth below:

      2.1. "Award" means an award or grant made to a Participant under Sections 6, 7, 8, and/or 9 of the Plan. "Award Agreement" means the agreement executed by a Participant pursuant to Sections 3.2 and 17.7 of the Plan in connection with the granting of an Award.

       2.2 "Board" means the Board of Directors of the Company, as constituted from time to time.

       2.3 "Code" means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations, and interpretations promulgated thereunder or with respect thereto.

       2.4 "Committee" means the Executive Compensation Committee of the Board.

       2.5 "Common Stock" means the Common Stock, $3.50 par value, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.

       2.6 "Company" means Central and South West Corporation, a Delaware corporation, or any successor corporation to Central and South West Corporation.

       2.7 "Disability" means disability as determined by the Committee in accordance with standards and procedures similar to those under the Company's long-term disability plan, if any. At any time that the Company does not maintain a long-term disability plan, Disability shall mean the inability of a Participant, as determined by the Committee, substantially to perform such Participant's regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

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       2.8 "Exchange Act" means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations, and interpretations promulgated thereunder or with respect thereto.

       2.9 "Fair Market Value" means on, or with respect to, any given date, the average of the highest and lowest market prices of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for such date or, if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded.

      2.10 "Incentive Stock Option" means any stock option granted pursuant to the provisions of Section 6 of the Plan (and the relevant Award Agreement) that is intended to be (and is specifically designated as) an "incentive stock option" within the meaning of Section 422 of the Code.

      2.11 "Nonqualified Stock Option" means any stock option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option and the relevant Award Agreement.

      2.12 "Participant" means a key employee of the Company or any Subsidiary who is selected under Section 5 to receive an Award by the Committee under the Plan.

      2.13 "Performance Units" means the monetary units granted under Section 9 of the Plan and the relevant Award Agreement.

      2.14 "Phantom Stock" means the phantom stock units granted pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.

      2.15 "Plan" means the Central and South West Corporation 1992 Long-Term Incentive Plan, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

      2.16 "Reload Stock Option" means any Nonqualified Stock Option automatically granted pursuant to the provisions of Section 6.7 of the Plan and the relevant Award Agreement.

      2.17 "Restricted Award" means an Award of Restricted Stock and/or Phantom Stock pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.

      2.18 "Restricted Stock" means the restricted shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.

      2.19 "Retirement" means retirement from active employment with the Company and its Subsidiaries on or after the normal retirement date specified in the

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Company's qualified retirement plans or such earlier date as approved in writing by the Committee for the purposes of this Plan.

      2.20 "Stock Appreciation Right" means an Award described in Section 7.2 of the Plan and granted pursuant to the provisions of Section 7 of the Plan.

      2.21 "Subsidiary(ies)" means any corporation (other than the Company) in an unbroken chain of corporation, beginning with the Company, if each of such corporation, other than the last corporation in the unbroken chain, owns, directly or indirectly, fifty percent (50%) or more of the voting stock in one of the other corporations in such chain.

Article 3. Administration
      3.1. The Committee. The Plan shall be administered by the Committee. Consistent with the By-Laws of the Company, the Committee shall be appointed from time to time by the Board. Consistent with the By-Laws of the Company, members of the Committee shall serve at the pleasure of the Board, and the Board may at any time and from time to time remove members from the Committee, or, subject to the immediately preceding sentence, add members to the Committee. Consistent with the By-Laws of the Corporation, a majority of the members of the Committee shall constitute a quorum for the transaction of business, and any act or acts approved in writing by all of the members of the Committee then serving shall be the act or acts of the Committee (as if taken by unanimous vote at a meeting of the Committee duly called and held).

       3.2 Plan Administration and Plan Rules. The Committee is authorized to construe and interpret the Plan and to promulgate, amend, and rescind rules and regulations relating to the implementation, administration, and maintenance of the Plan. Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation, administration, and maintenance of the Plan including, without limitation, (a) selecting the Plan's Participants; (b) making Awards in such amounts and form as the Committee shall determine; and (c) imposing any technical defect or technical omission, or reconciling any technical inconsistency, in the Plan and/or any Award Agreement. The Committee may designate persons other than members of the Committee to carry out the day-to-day administration of the Plan under such conditions and limitations as it may prescribe, except that the Committee shall not delegate its authority with regard to selection for participation in the Plan and/or the granting of any Awards to Participants. The Committee's determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, implementation, or maintenance of the Plan shall be final, conclusive, and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.

       3.3 Liability Limitation. Neither the Board nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction,

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or determination made in good faith in connection with the Plan (or any Award
Agreement), and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

Article 4. Term of Plan/Common Stock Subject to Plan
      4.1. Term. The Plan shall terminate on April 17, 2007, except with respect to Awards then outstanding. After such date no further Awards shall be granted under the Plan.

       4.2 Common Stock. The maximum number of shares of Common Stock in respect for which Awards may be granted under the Plan, subject to adjustment as provided in Section 14 of the Plan, shall be four million (4,000,000) shares. Notwithstanding the foregoing, the maximum number of shares of Common Stock which may be issued as Restricted Awards granted pursuant to Article 8 herein shall be an amount equal to thirty percent (30%) of the total number of shares of Common Stock in respect for which Awards may be granted under the Plan.

     In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to the Common Stock for purposes of the Plan. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company and which are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan, unless the Committee determines otherwise.



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       4.3 Computation of Available Shares. The Committee shall determine the appropriate methodology for calculating the number of shares of Common Stock available for Awards under the Plan. If any Awards expire unexercised or are forfeited, surrendered, canceled, terminated, or settled in cash in lieu of Common Stock, the shares of Common Stock which were theretofore subject (or potentially subject) to such Awards shall again be available for Awards under the Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination, or settlement of such Awards.

Article 5. Eligibility
     Employees eligible for Awards under the Plan shall consist of key employees of the Company and/or its Subsidiaries who are responsible for the management, growth, and protection of the business of the Company and/or its Subsidiaries and whose performance or contribution, in the sole discretion of the Committee, benefits or will benefit the Company in a significant manner.

Article 6. Stock Options
       6.1 Terms and Conditions. Stock options granted under the Plan may be in the form of Incentive Stock Options, Nonqualified Stock Options, or Reload Stock Options (sometimes referred to collectively herein as the "Stock Option(s)"). Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. The maximum aggregate number of shares of Common Stock that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one Participant shall be two hundred fifty thousand (250,000), including any Reload Stock Options granted in connection with such an Award.

       6.2 Grant. Stock Options may be granted under the Plan in such form as the Committee may from time to time approve. Subject to Section 5 of the Plan, Stock Options may be granted alone or in addition to other Awards under the Plan or in tandem with Stock Appreciation Rights. Notwithstanding the above, no Incentive Stock Options shall be granted to any employee who owns more than ten percent (10%) of the combined total voting power of all classes of stock of the Company or any Subsidiary.

       6.3 Exercise Period. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant; provided, however, that the exercise price of an Incentive Stock Option or a Reload Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of such Incentive Stock Option or Reload Stock Option.

       6.4 Term. The term of each Stock Option shall be such period of time as is fixed by the Committee at the time of grant; provided, however, that the term of any Incentive Stock Option shall not exceed ten (10) years after the date the Incentive Stock Option is granted.


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       6.5 Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price in cash, by certified check, bank draft, or money order payable to the order of the Company or, if permitted by the terms of the relevant Award Agreement and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment,
(a) a fully secured, recourse promissory note; or (b) shares of Common Stock already owned by the Participant for a minimum of six (6) months. The Committee may, in the relevant Award Agreement, also permit Participants (either on a selective or group basis) to simultaneously exercise Stock Options and sell the shares of Common Stock thereby acquired, pursuant to a brokerage "cashless exercise" arrangement, selected by and approved of in all respects in advance by the Committee, and use the proceeds from such sale as payment of the exercise price of such Stock Options. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes.

       6.6 Date of Exercise. Unless otherwise provided in the Award Agreement, in respect of any Stock Option, such Stock Option may be exercised in whole or in part at any time and from time to time during its specified term. Notwithstanding the preceding sentence, in no event shall any Stock Option granted under the Plan be exercisable prior to the date which is one (1) year after the date on which the Stock Option is granted.

       6.7 Reload Stock Options. The Committee may, in its sole discretion, provide in any Award Agreement in respect of any Nonqualified Stock Option that if the Participant delivers shares of the Company's Common Stock already owned by such Participant in full or partial payment of the exercise price of such Nonqualified Stock Option, the Participant shall automatically and immediately thereupon be granted a Reload Stock Option to purchase that number of shares of Common Stock delivered by the Participant to the Company (on such terms as the Committee may prescribe under and in accordance with the Plan).

       6.8 Tandem Grants. If Nonqualified Stock Options and Stock Appreciation Rights are granted in tandem, as designated in the relevant Award Agreements, the right of a Participant to exercise any tandem Stock Option shall terminate to the extent that the shares of Common Stock subject to such Stock Option are used to calculate amounts or shares receivable upon the exercise of the related tandem Stock Appreciation Right.



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Article 7. Stock Appreciation Rights
       7.1 Terms and Conditions. The grant of Stock Appreciation Rights under the Plan shall be subject to the terms and conditions set forth in this Section 7, and any additional terms and conditions not consistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. The maximum aggregate number of shares of Common Stock that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one Participant shall be two hundred fifty thousand (250,000).

       7.2 Stock Appreciation Rights. A Stock Appreciation Right is an Award granted with respect to a specified number of shares of Common Stock entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, or such other value as set forth in the relevant Award Agreement by the Committee, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

       7.3 Grant. Subject to Section 5 of the Plan, a Stock Appreciation Right may be granted in addition to any other Award under the Plan or in tandem with or completely independent of a Nonqualified Stock Option.

       7.4 Date of Exercise. Unless otherwise provided in the Award Agreement in respect of any Stock Appreciation Right, a Stock Appreciation Right may be exercised by a Participant, in accordance with and subject to all of the procedures established by the Committee, in whole or in part at any time and from time to time during its specified term. Notwithstanding the preceding sentence, in no event shall any Stock Appreciation Right be exercisable prior to the date which is one (1) year after the date on which the Stock Appreciation Right was granted. The Committee may also provide, as set forth in the relevant Award Agreement and without limitation, that some Stock Appreciation Rights shall be automatically exercised on one or more dates specified therein by the Committee.

       7.5 Form of Payment. Upon exercise of a Stock Appreciation Right, payment may be made in cash, in Restricted Stock, or in shares of unrestricted Common Stock, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

       7.6 Tandem Grant. The right of a Participant to exercise a tandem Stock Appreciation Right shall terminate to the extent such Participant exercises the Nonqualified Stock Option to which such Stock Appreciation Right is related.



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Article 8. Restricted Awards
       8.1 Terms and Conditions. Restricted Awards under the Plan may be in the form of grants of Restricted Stock or Phantom Stock. Restricted Awards shall be subject to the terms and conditions set forth in this Section 8 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. The maximum aggregate grant with respect to Awards of Restricted Stock or Phantom Stock granted in any one fiscal year to any one Participant shall be one hundred thousand (100,000) shares.

       8.2 Restricted Stock Grants. A grant of Restricted Stock is an Award of shares of Common Stock issued to and registered in the name of a Participant, subject to such restrictions, terms, and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer, hypothecation, or other disposition of such shares and the requirement that the Participant deposit such shares with the Company while such shares are subject to such restrictions and that such shares be forfeited upon termination of employment for specified reasons within a specified period of time.

       8.3 Phantom Stock Grants. A grant of Phantom Stock is an Award of units (with each unit having a value equivalent to the Fair Market Value from time to time of one (1) share of Common Stock) granted to a Participant, subject to such restrictions, terms, and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units upon termination of employment for specified reasons within a specified period of time.

       8.4  Grants of Awards

            8.4.1 Subject to Section 5 of the Plan, Restricted Awards may be granted alone or in addition to any other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant, and the Committee may impose different terms and conditions of any particular Restricted Award made to any Participant.

            8.4.2 With respect to each Participant receiving an Award of Restricted Stock, there shall be issued a stock certificate (or certificates) in respect of such shares of Restricted Stock. Such stock certificate(s) shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear, among other required legends, the following legend referring to certain terms, conditions, and restrictions applicable to such Award:

          "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including, without limitation, forfeiture events) contained in the Central and South West Corporation Amended and Restated 1992 Long-Term Incentive Plan and an Award Agreement entered into between the registered owner hereof and Central and South West Corporation. Copies of such Plan and Award Agreement are on file in the office of the Secretary of Central and South West

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          Corporation, Dallas, Texas, and the Corporation will furnish to the record holder of the certificate, without charge, upon written request to the Corporation at its principal place of business, a copy of such Plan and Award Agreement."

     Such stock certificate evidencing such shares shall be deposited with and held in custody by the Company until the restrictions thereon shall have lapsed and all of the terms and conditions applicable to such grant shall have been satisfied.

       8.5 Restriction Period. In accordance with Sections 8.1, 8.2, and/or 8.3 of the Plan, Restricted Awards shall only become unrestricted and vest in the Participant in accordance with the vesting schedule relating to the service performance restriction applicable to such Restricted Award, as the Committee may establish at the time of the Award in the relevant Award Agreement (the "Restriction Period"). Notwithstanding the immediately preceding sentence, in no event shall the Restriction Period be less than one (1) year after the date on which such Restricted Award is granted. During the Restriction Period applicable to a Restricted Award, such Award shall be unvested, and a Participant may not sell, assign, transfer, pledge, encumber, otherwise dispose of or hypothecate such Award. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms, and conditions, the Participant shall be entitled to receive payment of the Restricted Award or a portion thereof, as the case may be, as provided in Section 8.6 of the Plan.

       8.6  Payment of Awards

            8.6.1 Restricted Stock Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions set by the Committee in respect of a grant of Restricted Stock, a new certificate, without the legend set forth in Section 8.4 of the Plan, for the number of shares of Common Stock which are no longer subject to such restrictions, terms and conditions shall, as soon as practicable thereafter, be delivered to the Participant. The remaining shares, if any, issued in respect of such Restricted Stock, shall either be forfeited and canceled, or shall continue to be subject to the restrictions, terms, and conditions set by the Committee, as the case may be.



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            8.6.2 Phantom Stock Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions set by the Committee in respect of a grant of Phantom Stock, a Participant shall be entitled to receive payment in respect of such Phantom Stock (or a portion thereof) in an amount equal to the aggregate Fair Market Value of the vested portion of the shares of Common Stock covered by such Award. Payment in settlement of vested Phantom Stock shall be made as soon as practicable thereafter in cash, in unrestricted Common Stock, in Restricted Stock, or Stock Option grants, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

       8.7 Shareholder Rights. A Participant shall have, with respect to the shares of Common Stock received under a grant of Restricted Stock, after expiration of the relevant Restriction Period, all of the rights of a shareholder of the Company, including, without limitation, the right to vote the shares, to receive any cash dividends, and to participate, in respect of such Restricted Stock, the Corporation's Dividend Reinvestment Plan. During the Restriction Period, a Participant shall have such shareholder rights, including the right to vote shares and receive dividends, as may be determined by the Committee and set forth in the relevant Award Agreement. Stock dividends issued with respect to such Restricted Stock shall be treated as additional Restricted Stock grants and shall be subject to the same restrictions and other terms and conditions that apply to the shares of Restricted Stock with respect to which such stock dividends are issued.

Article 9. Performance Units
       9.1 Terms and Conditions. Performance Units shall be subject to the terms and conditions set forth in this Section 9, and any additional terms and conditions not inconsistent with the express provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. The maximum aggregate payout with respect to Awards of Performance Units granted in any one fiscal year to any one Participant shall be the value of one hundred thousand (100,000) shares of Common Stock at the end of the Performance Period.

       9.2 Performance Unit Grants. A Performance Unit is an Award expressed in terms of units (with each unit representing such monetary amount as is designated by the Committee in the Award Agreement) or shares (with each share having a value equal to the Fair Market Value of a share of Common Stock) granted to a Participant, subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion thereof) in the event certain performance criteria are not met within a designated period of time.



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       9.3 Grants. Subject to Section 5 of the Plan, Performance Units may be
granted alone or in addition to any other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Performance Units to be granted to a Participant, and the Committee may impose different terms and conditions on any particular Performance Units granted to any Participant.

       9.4 Performance Goals and Performance Periods. Participants receiving a grant of Performance Units shall only earn into and be entitled to payment in respect of such Awards if the Company and/or the Participant achieves certain performance goals (the "Performance Goals") during and in respect of a designated performance period equal in length to at least three (3) years (the "Performance Period"). The Performance Goals and the Performance Period shall be established by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee shall also establish a schedule or schedules for Performance Units setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. In setting Performance Goals, the Committee may use, but shall not be limited to, such performance measures as cash value added, earnings per share, economic value added, net earnings growth, net income, operating income, return on assets, return on equity, sales or revenue growth, total shareholder return, comparisons to peer companies, individual or aggregate Participant performance, corporate or subsidiary performance, or such other measure or measures of performance as the Committee, in its sole discretion, may deem appropriate. Such performance measures shall be defined as to their respective components and meaning by the Committee (in its sole discretion). During any Performance Period, the Committee shall have the authority to adjust the Performance Goals in such manner as the Committee, in its sole discretion, deems appropriate with respect to such Performance Period; provided, however, that Awards which are designed to qualify for the performance-based exception of 162(m), and which are held by "covered employees" (as such term is defined in the regulations promulgated under Code Section 162(m)), may not be adjusted upward (the Committee shall retain the discretion to adjust the Awards downward).



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       9.5 Payment of Units. With respect to each Performance Unit, the
Participant shall, if the applicable Performance Goals have been achieved by the Company during the relevant Performance Period, be entitled to receive payment in an amount equal to the designated value of each Performance Unit times the number of such units so earned. Payment in settlement of earned Performance Units shall be made as soon as practicable following the conclusion of the respective Performance Period in cash, in unrestricted Common Stock, in Restricted Stock or Phantom Stock, or in Stock Option grants as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

Article 10. Deferral Elections
     The Committee may permit a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out, or settlement of any Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such deferrals, including, without limitation, the payment or crediting of reasonable interest on such deferred amounts credited in cash, and the payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock.

Article 11. Dividend Equivalents
     In addition to the provisions of Section 8.7 of the Plan, Awards of Stock Options, Stock Appreciation Rights, and/or Phantom Stock may, in the sole discretion of the Committee and if provided for in the relevant Award Agreement, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant shall be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Common Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of such dividend equivalents, including, without limitation, the amount, the timing, form of payment, and payment contingencies and/or restrictions of such dividend equivalents, as it deems appropriate or necessary.

Article 12. Termination of Employment
      12.1 General. Subject to the terms and conditions of Section 15 of the Plan, if, and to the extent the terms and conditions under which an Award may be exercised, earned out, or settled after a Participant's termination of employment for any particular reason shall not have been set forth in the relevant Award Agreement, by and as determined by the Committee, in its sole discretion, the following terms and conditions shall apply as appropriate and as not inconsistent with the terms and conditions, if any, of such Award Agreement:

            12.1.1 If a Participant's employment by the Company or any of its Subsidiaries is terminated for any reason other than death, Disability, or Retirement, such Participant's rights, if any, to exercise any Stock Options or Stock Appreciation Rights shall immediately terminate, and the Participant (and such Participant's estate, designated beneficiary, or other legal representative) shall forfeit any rights or interests in or with respect to any such

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     Stock Options or Stock Appreciation Rights. If a Participant's employment by the Company or any of its Subsidiaries is terminated due to death, Disability, or Retirement, such Participant's Stock Options or Stock Appreciation Rights shall immediately vest upon such termination, shall remain exercisable until the earlier of: (i) the termination of the Stock Options or Stock Appreciation Rights as set forth in the Relevant Award Agreement; or (ii) one (1) year after a termination due to death or Disability or three (3) years after a termination due to Retirement.

            12.1.2 If a Participant's employment with the Company or any of its Subsidiaries is terminated for any reason other than death, Disability, or Retirement prior to the satisfaction and/or lapse of the Restrictions, terms and conditions applicable to a grant of Restricted Stock or Phantom Stock, such Restricted Award or Awards shall immediately be canceled, and the Participant (and such Participant's estate, designated beneficiary, or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Award. If a Participant's employment with the Company or any of its Subsidiaries is terminated as a result of death, Disability, or Retirement prior to the satisfaction and/or lapse of the restrictions, terms, and conditions applicable to a grant of Restricted Stock or Phantom Stock, the Participant shall be entitled to payment of the Awards pursuant to Section 8.6 of the Plan.

            12.1.3 If a Participant's employment with the Company or any of its Subsidiaries is terminated for any reason other than death, Disability, or Retirement prior to the completion of any Performance Period, any Performance Units granted in respect of such Performance Period shall, regardless of whether the relevant Performance Goals for such Performance Period have been (or are expected to be) achieved (partially or otherwise), immediately be canceled, and the Participant (and such Participant's estate, designated beneficiary, and/or legal representative) shall forfeit any rights or interests in and with respect to any such Performance Units. If a Participant's employment with the Company or any of its Subsidiaries is terminated as a result of death, Disability, or Retirement prior to the completion of any Performance Period, such Awards shall not be affected by the termination and shall continue in effect under the terms of the Plan and the relevant Award Agreement.

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Article 13. Nontransferability of Awards
     Unless otherwise provided for in an Award Agreement, no Award under the Plan, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, pledged, disposed of, or otherwise hypothecated or encumbered by a Participant or any beneficiary thereof, except by testamentary disposition or the laws of descent and distribution. No such interest shall be subject to seizure for the payment of the Participant's (or any beneficiary's) debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of the Participant's (or any beneficiary's) bankruptcy or insolvency. During the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by the Participant.

Article 14. Changes in Capitalization and Other Matters
      14.1 No Corporate Action Restriction. The existence of the Plan, any Award Agreement, and/or the Award granted hereunder shall not limit, affect, or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization, or other change in the Company's or Subsidiary's capital structure or its business; (b) any merger, consolidation, or change in the ownership of the Company or any Subsidiary; (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company's or any Subsidiary's capital stock or the rights thereof; (d) any dissolution or liquidation of the Company or any Subsidiary; (e) any sale or transfer of all or any part of the Company's or any Subsidiary's assets or business; or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary, or any other person shall have any claim against any member of the Board or the Committee, the Company, or any Subsidiary as a result of any such action.

      14.2 Recapitalization Adjustments. In the event of any change in capitalization affecting the Common Stock of the Company, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, merger, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares, or other form of reorganization, or any other change affecting the Common Stock, the Board, in its sole discretion, may authorize and make such proportionate adjustments, if any, as the Board may deem appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of the Common Stock for which Awards in respect thereof may be granted under the Plan, the maximum number of shares of the Common Stock which may be sold or awarded to any Participant, the number of shares of the Common Stock covered by each outstanding Award, and the exercise price or other price per share of Common Stock in respect of any outstanding Awards.

Article 15. Change in Control
      15.1 Acceleration of Awards Vesting. Except as otherwise provided in
Section 15.2 of the Plan, if a Change in Control of the Company occurs, (a) all Stock Options and/or Stock Appreciation Rights then unexercised and outstanding shall become fully exercisable as of the date of the Change in Control; (b) all restrictions, terms, and conditions applicable to all Restricted Stock and/or Phantom Stock then outstanding shall be deemed lapsed and satisfied as of the date of the Change in Control; and (c) all Performance Units shall be deemed to have been fully earned as of the date of the Change in Control.

      15.2 Payment After Change in Control. Within thirty (30) days after a Change in Control occurs, (a) the holder of an Award of Restricted Stock shall receive a new certificate for such shares without the legend set forth in
Section 8.4.2. of the Plan; and (b) the holder of an Award of Phantom Stock and/or Performance Units shall receive payment of the value of such grants in cash.

      15.3 Termination as a Result of a Potential Change in Control. In determining the applicability of Section 15.2 of the Plan, if (a) a Participant's employment is terminated by the Company or any Subsidiary prior to a Change in Control without Cause at the request of a Person who has entered into an agreement with the Company, the consummation of which will constitute a Change in Control; or (b) the Participant terminates his employment with the Company or any Subsidiary for Good Reason prior to a Change in Control, and the circumstance or event which constitutes Good Reason at the request of the Person described in Section 15.4(a) of the Plan, then for purposes of this Section 15, a Change in Control shall be deemed to have occurred immediately prior to such Participant's termination of employment.

      15.4 Definitions. For purposes of this Section 15, the following words and phrases shall have the meaning specified:

            15.4.1 "Beneficial Owner" shall have the meaning defined in Rule 13d-3 of the Exchange Act.

            15.4.2 "Cause" shall mean, unless otherwise defined in the Participant's individual employment agreement with the Company or any Subsidiary (in which case such employment agreement definition shall govern), (a) the indictment of the Participant for any serious crime; (b) the willful and continued failure by the Participant to substantially perform the Participant's duties, as they may be defined from time to time, with the Participant's primary employer or to abide by the written policies of the Company or the Participant's primary employer (other than any such failure resulting from the Participant's incapacity due to physical or mental illness); or (c) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or any Subsidiary, monetarily or otherwise. For purposes of the preceding sentence, no act shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such act, or failure to act, was in the best interests of the Company and its Subsidiaries.

            15.4.3 A "Change in Control" shall mean the occurrence of one of the following events:

            (a)   Any Person or entity, including a "group" as contemplated by
                  Section 13(d)3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of twenty-five percent (25%) or more of the outstanding shares of the Company's voting stock (based upon voting power); or

            (b) A period of twenty-four (24) consecutive months during which two-thirds (2/3) of the individuals who are directors of the Company at the beginning of such period cease to be directors of the Company for any reason; or

            (c) The Closing of any merger, acquisition, or consolidation following which the shareholders of the Company own less than seventy-five percent (75%) of the surviving entity; or

            (d) The Closing of a sale or disposition (other than to a subsidiary) of more than eighty-five percent (85%) of the Company's assets.

                  "Closing" shall mean a meeting at which all documents necessary to consummate a transaction are executed and delivered; provided that a transaction shall not be considered closed for purposes of this Plan until all conditions precedent to the consummation of the transaction, including but not limited to, all required regulatory approvals have been fulfilled.

     Notwithstanding the foregoing, with respect to a particular Participant, a Change in Control shall not include any event, circumstance, or transaction which results from the action of any entity or group which includes, is affiliated with, or is wholly or partly controlled by one or more executive officers of the Company or any Subsidiary and in which entity or group the Participant participates.

            15.4.4 "Good Reason" for termination by a Participant of the Participant's employment shall mean, for purposes of this Section 15, unless otherwise defined in the Participant's individual employment agreement with the Company or any Subsidiary (in which case such employment agreement definition shall govern), the occurrence (without the Participant's consent) of any one of the following:

             (a) The assignment to the Participant of any duties and/or responsibilities and significantly inconsistent with the nature and status of the Participant's duties and/or responsibilities immediately prior to any Potential Change in Control, or a substantial and significant adverse alteration in the nature or status of the employee's duties and/or responsibilities from those in effect immediately prior to any such Potential Change in Control; provided, however, that a redesignation of the Participant's title shall not under any circumstances constitute Good Reason if the Participant's overall status among the Company and its Subsidiaries is not substantially and significantly adversely affected; or

             (b) A reduction in the Participant's rate of annual base salary as in effect on January 1, 1992, as the same may be increased from time to time, where "annual base salary" is the Participant's regular basic annual compensation prior to any reduction therein under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code, and, without limitation, shall not include cost-of-living allowances and post allowances for foreign service, fees, retainers, reimbursements, bonuses, incentive awards, prizes, or similar payments.

            15.4.5 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (a) the Company or any Subsidiary; (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary qualified under
     Section 401(a) of the Code; (c) an underwriter temporarily holding securities pursuant to an offering of such securities; or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

            15.4.6 "Potential Change in Control" shall be deemed to have occurred if any one of the following conditions shall have been satisfied:

             (a) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or
             (b) Any Person files a Schedule 13D under the Exchange Act announcing an intention to take action which, if consummated, would constitute a Change in Control.

            15.4.7 "Surviving Entity" shall mean only an entity in which substantially all of the Company's stockholders immediately before any merger, consolidation, or liquidation become stockholders by the terms of such merger, consolidation, or liquidation.

Article 16. Amendments, Suspension, and Termination
      16.1 In General. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable to insure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the Participants to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any subsidiary; provided, however, that no such amendment shall, without majority (or such greater percentage if required by law, charter, by-law, or other regulation or rule) stockholder approval to the extent required by law or the rules of any exchange upon which the Common stock is listed, (a) except as provided in Section 14 of the Plan, materially increase the number of shares of Common Stock which may be issued under the Plan; (b) materially modify the requirements as to eligibility for participation in the plan; (c) materially increase the benefits accruing to Participants under the Plan; or (d) extend the termination date of the Plan. No such amendment, suspension, or termination shall (i) materially adversely affect the rights of any Participant under any outstanding Stock Option, Stock Appreciation Rights, Performance Units, or Restricted Stock or Phantom Stock grants, without the consent of such Participant; or (ii) make any change that would disqualify the Plan, or any other plan of the Company or any Subsidiary intended to be so qualified, from (A) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such rule 16b-3, as such rule is applicable from time to time; or (B) the benefits provided under section 422 of the Code, or any successor thereto.

      16.2 Award Agreements. The Committee may amend or modify at any time and from time to time any outstanding Stock Options, Stock Appreciation Rights, Performance Units, or Restricted Stock or Phantom stock grants, in any manner to the extent that the Committee would have had the authority under the Plan to initially determine the restrictions, terms, and provisions of such Stock Options, Stock Appreciation Rights, Performance Units, and/or Restricted Stock or Phantom Stock grants, including, without limitation, to change the date or dates as of which such Options or Stock Appreciation Rights may be exercised. No such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award without the consent of such Participant.

Article 17. Miscellaneous
      17.1 Tax Withholding. The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any Stock Option or Stock Appreciation Right, or the delivery or vesting of any shares of Common Stock, Restricted Stock, or Phantom Stock, any federal, state, local, or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule, or regulation. If the Committee, in its sole discretion, permits shares of Common Stock to be used to satisfy any such tax withholding, such Common Stock shall be valued based on the Fair Market Value of such stock as of the date the tax withholding is required to be made, such date to be determined by the Committee. The Committee may establish rules limiting the use of Common Stock to meet withholding requirements by Participants who are subject to Section 16 of the Exchange Act.

      17.2 No Right to Employment. Neither the adoption of the Plan, the granting of any Award, nor the execution of any Award Agreement, shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee at any time for any reason.

      17.3 Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets in connection with any Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary,and/or any such Participant, any beneficiary, or any other person.

      17.4 Payments to a Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.

      17.5 Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary unless expressly provided in such other plans or arrangements, or except where the Board expressly determined in writing that including of an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual base salary or other cash compensation. Awards under the Plan may be made in addition to, in combination with, or as alternatives to, grants, awards, or payments under any other plans or arrangements of the Company or its Subsidiaries. The existence of the Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain, and motivate employees.

      17.6 Listing, Registration, and Other Legal Compliance. No shares of the Common Stock shall be issued under the Plan unless legal counsel of the Company shall be satisfied that such issuance will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of the Restricted Stock and/or Common Stock delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such share certificates to make appropriate reference to such restrictions. In addition, if, at any time specified herein (or in any Award Agreement) for (a) the making of determination; (b) the issuance or other distribution of Restricted Stock and/or Common Stock; or (c) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation, or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary, or any Participant (or any designated beneficiary or other legal representative) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. If at any time and from time to time the Committee determines, in its sole discretion, that the listing, registration, or qualification of any Award, or any Common Stock or property covered by or subject to such Award, upon any securities exchange or under any foreign, federal, state, or local securities or other law, rule, or regulation is necessary or desirable as a condition to or in connection with the granting of such

Award or the issuance or delivery of Restricted Stock and/or Common Stock or other property under such Award or otherwise, no such Award may be exercised or settled or paid in Restricted Stock, Common Stock, or other property unless such listing, registration, or qualification shall have been effected free of any conditions that are not acceptable to the Committee.

      17.7 Award Agreements. Each Participant receiving an Award under the Plan shall enter into an Award Agreement with the Company in a form specified by the Committee. Each such Participant shall agree to the restrictions, terms, and conditions of the Award set forth therein.

      17.8 Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to receive any payment which under the terms of the Plan and the relevant Award Agreement may become payable on or after the Participant's death. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of any such beneficiary. Any such designation, change, or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant's estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

      17.9 Leaves of Absence/Transfers. The Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfers.

     17.10 Loans. Subject to applicable law, the Committee may provide, pursuant to Plan rules, for the Company or any Subsidiary to make loans to Participants to finance the exercise price of any Stock Options, as well as the withholding obligation under Section 17.1 of the Plan and/or the estimated or actual taxes payable by the Participant as a result of the exercise of such Stock Option, and the Committee may prescribe the terms and conditions of any such loan.

     17.11 Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflict of laws. Any titles and headings herein are for reference purposes only and shall in no way limit, define, or otherwise affect the meaning, construction, or interpretation of any provisions of the Plan.

     17.12 Effective Date. The Plan shall be effective as of April 17, 1997, subject to approval by the Securities and Exchange Commission and by a majority of the Company's shareholders at the 1992 annual meeting of shareholders or any proper adjournment thereof.













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